Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo / Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL ANNOUNCES RECORD SECOND QUARTER NET INCOME OF $252 MILLION

EARNINGS PER SHARE OF $1.51 AND

ANNUALIZED RETURN ON AVERAGE COMMON EQUITY OF 24.1%

Pembroke, Bermuda, August 6, 2007 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the quarter ended June 30, 2007 of $252 million, or $1.51 per diluted common share, compared with $223 million, or $1.37 per diluted common share, for the quarter ended June 30, 2006.  Net income for the six months ended June 30, 2007 was $479 million, or $2.88 per diluted share, compared with $419 million, or $2.56 per diluted share, for the corresponding period in 2006.

Operating income for the second quarter of 2007 was $256 million, or $1.54 per diluted share, compared with $232 million, or $1.42 per diluted common share, for the second quarter of 2006.  This same item excluding foreign exchange gains, net of tax, for the second quarter of 2007 was $249 million, or $1.50 per diluted common share, compared with $214 million, or $1.31 per diluted common share, for the second quarter of 2006.

Operating income for the first six months of 2007 was $483 million, or $2.91 per diluted share, compared with $437 million, or $2.68 per diluted common share, for the six months of 2006.  This same item excluding foreign exchange gains, net of tax, for the first six months of 2007 was $474 million, or $2.85 per diluted common share, compared with $410 million, or $2.52 per diluted common share, for the first six months of 2006.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Operating income and operating income excluding foreign exchange gains, net of tax, are non-GAAP financial measures. Reconciliations of these measures to net income are presented at the end of this release.

Operating highlights for the second quarter and first half of 2007 included the following:

•        Gross premiums written in the quarter of $959 million were largely comparable with the second quarter of 2006 after considering the impact of upward premium adjustments last year.   Year-to-date, gross premiums written increased 5% to $2,262 million, with increases in our reinsurance segment more than offsetting reductions in more competitive lines within our insurance segment.

•        Net premiums earned increased 2% to $694 million for the quarter and 5% to $1,379 million for the year-to-date.

•        Pre-tax net investment income increased 24% to $114 million for the quarter and 29% to $239 million for the year-to-date.

•        The combined ratio for the quarter was 75.4% and compared favorably with 78.3% in the same period last year.  We experienced net favorable prior period reserve development of 14.0 percentage points in the quarter compared to 9.5 percentage points in the second quarter of 2006.  The combined ratio for the year-to-date was 78.1% and included net favorable prior period reserve development of 11.8 points.

•        Annualized return on average common shareholders’ equity was 24.1% for the quarter and 23.6% for the year-to-date.

•        Diluted book value per common share increased 25% from June 30, 2006 to $25.76. Diluted book value per common share increased 7% from December 31, 2006, despite the negative mark-to-market impact of rising interest rates.

•        Total shareholders’ equity increased 6% from December 31, 2006 to $4.7 billion. Capital management initiatives during the first half of 2007 included a $101 million share repurchase and increased dividends.

Commenting on the second quarter 2007 results, John Charman, Chief Executive Officer and President of AXIS Capital, stated:  “We are pleased to report that we have delivered an annualized return on average common equity of 24% for the first half of this year against the backdrop of increased non-U.S. catastrophe activity. Our diluted book value per share has increased 25% over the last twelve months.  Our franchise diversity and depth are strong, as evidenced by the overall stability and quality of our  premium volume for the first half of this year.  In the quarter, we closed the acquisition of Media Pro, which represents a significant milestone in continuing to broaden our specialty franchise in the small and middle markets.”

Operating Results

Gross premiums written for the quarter were $959 million compared to $995 million for the second quarter of 2006, and were derived 64% from our insurance segment and 36% from our reinsurance segment compared to 63% and 37%, respectively, for the second quarter of 2006. The second quarter of 2006 included upward adjustments on our property pro rata reinsurance premium estimates from prior periods. Absent any such adjustments in either quarter, gross premiums written were little changed from last year.  Our combined ratio decreased to 75.4% from 78.3% in the second quarter of 2006 primarily due to a higher level of favorable reserve development in our reinsurance segment.

Gross premiums written increased 5% to $2,262 million in the first six months of 2007 from the same period of 2006 and were derived 46% from our insurance segment and 54% from our reinsurance segment compared to 49% and 51%, respectively, for the same period of 2006.  The increase was largely driven by additional property and liability business written in our reinsurance segment. Approximately 2% of the increase was due to the favorable impact of exchange rate movements. Our combined ratio of 78.1% was comparable with 78.9% for the first six months of 2006.

Insurance Segment

Our insurance segment reported gross premiums written in the quarter of $613 million, down 3% from the second quarter of 2006, and net premiums written of $407 million, down 11% from the second quarter of 2006. The decrease was partially due to a reduction in political risk premiums. Gross premiums written on this line can vary considerably between periods due to the unpredictable timing of large contracts. During the quarter, we continued to reduce our aviation and terrorism writings against a significantly competitive backdrop. These factors were partially offset by growth in our professional lines and U.S. catastrophe exposed property account.  We ceded 34% of gross premiums written in the quarter compared to 28% in the second quarter of 2006 as we expanded reinsurance coverage at attractive costs. Our insurance segment reported a combined ratio of 67.1%, comparable with 68.5% for the second quarter of 2006.

Our insurance segment reported gross premiums written in the first six months of 2007 of $1,049 million, down 2% from the same period of 2006, and net premiums written of $689 million, down 6% from the same period of 2006. The reductions were driven by our continued reduction in aviation and terrorism writings. Our insurance segment reported a combined ratio of 74.5% compared to 69.3% for the first six months of 2006. The increase was primarily due to a lower level of favorable reserve development, which was 13.8 percentage points in the first six months of 2007 compared to 19.2 percentage points for the same period of 2006.

Reinsurance Segment

Our reinsurance segment reported gross premiums written in the quarter of $347 million, down 5% from the second quarter of 2006.  The second quarter of 2006 included significant upward adjustments to our property pro rata reinsurance premium estimates from prior years. Absent any such adjustments from either quarter, gross premiums written were essentially flat for the quarter. New property catastrophe business with U.S exposure offset the negative impact of increased retention of business by our cedants. Our reinsurance segment reported a combined ratio of 78.0%, compared with 84.0% for the second quarter of 2006. This was primarily due to favorable prior period development of 10.4 percentage points compared to 1.8 percentage points in the second quarter of 2006. Our pre-tax net loss estimate from severe flooding in the U.K. in late June and from storms and flooding in New South Wales, Australia, in early June, is $47 million, and is included in our results for the quarter.

Our reinsurance segment reported gross premiums written in the first six months of 2007 of $1,213 million, up 11% from the same period of 2006, driven by penetration of targeted business in the U.S and European reinsurance markets in the first quarter. Approximately 4 percentage points of the increase was due to the favorable impact of exchange rate movements.  Our reinsurance segment reported a combined ratio of 77.4% for the first six months of 2007 compared to 84.6% for the same period in 2006. The decrease was primarily due to favorable prior period development of 10.2 percentage points compared to 0.2 percentage points in the first six months of 2006.

Investments

Pre-tax net investment income increased 24% to $114 million for the quarter and 29% to $239 million year-to-date. These increases primarily reflect higher average investment balances and higher investment yields compared to the same periods in 2006. We experienced net realized losses of $5 million and $4 million in the three and six months ended June 30, 2007, respectively, compared to $10 million and $21 million in the corresponding periods of 2006.  Our investment portfolio has $69 million in total exposure to subprime mortgages, representing less than 1% of our total cash and investments.  All of these are AAA-rated by major rating agencies. To date, there has been no adverse impact on our investment portfolio as a result of this exposure.

Capitalization / Shareholders’ Equity

Total capitalization at June 30, 2007 was $5.2 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity, compared to $4.9 billion at December 31, 2006.  In May 2007, we repurchased 2,700,000 shares of common stock a price of $37.25 per share for a total cost of $101 million. We have approximately $299 million remaining under our current repurchase authorization.

At June 30, 2007, diluted book value per common share was $25.76 and book value per common share was $28.35, compared to $24.02 and $26.09 respectively, from December 31, 2006. The diluted book value per common share was calculated using the “if-converted” method which is a non-GAAP financial measure.  A reconciliation of this measure to book value per share is presented at the end of this release.

Conference Call

We will host a conference call on Tuesday August 7, 2007 at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters.  The teleconference can be accessed by dialing (866) 510-0676 (U.S. callers) or (617) 597-5361 (international callers) and entering the pass code 19326384 approximately ten minutes in advance of the call.  A live, listen-only webcast of the call will be available via the Investor Information section of our website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2007 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2007 of $4.7 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2007 (UNAUDITED) AND DECEMBER 31, 2006

	2007	2006
	(in thousands)
Assets
Investments:
Fixed maturity investments available for sale, at fair value	$7,219,836	$6,532,723
Other investments, at fair value	1,106,409	1,130,664
Total investments	8,326,245	7,663,387
Cash and cash equivalents	1,837,675	1,989,287
Accrued interest receivable	82,151	76,967
Insurance and reinsurance premium balances receivable	1,604,193	1,125,822
Reinsurance recoverable balances	1,217,807	1,293,660
Reinsurance recoverable balances on paid losses	119,904	65,494
Deferred acquisition costs	346,318	251,799
Prepaid reinsurance premiums	259,474	241,821
Securities lending collateral	916,388	794,149
Goodwill and intangible assets	62,511	29,041
Other assets	156,308	133,860
Total assets	$14,928,974	$13,665,287

Liabilities
Reserve for losses and loss expenses	$5,360,064	$5,015,113
Unearned premiums	2,548,743	2,015,556
Insurance and reinsurance balances payable	250,248	294,374
Securities lending payable	914,466	791,744
Senior notes	499,207	499,144
Liability under repurchase agreement	400,000	400,000
Net payable for investments purchased	120,505	62,185
Other liabilities	141,859	174,524
Total liabilities	10,235,092	$9,252,640

Shareholders’ Equity
Preferred shares - Series A and B	$500,000	$500,000
Common shares	1,849	1,875
Additional paid-in capital	1,850,047	1,929,406
Accumulated other comprehensive loss	(106,693)	(44,638)
Retained earnings	2,448,711	2,026,004
Treasury shares, at cost	(32)	—
Total shareholders’ equity	4,693,882	4,412,647
Total liabilities and shareholders’ equity	$14,928,974	$13,665,287

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the three and six months ended June 30, 2007 and 2006

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$693,941	$679,099	$1,379,245	$1,312,693
Net investment income	113,685	91,663	238,965	185,231
Net realized investment losses	(4,656)	(9,777)	(4,356)	(20,706)
Other insurance related income	693	438	2,633	1,062
Total revenues	803,663	761,423	1,616,487	1,478,280
Expenses
Net losses and loss expenses	358,723	371,982	751,521	730,640
Acquisition costs	95,745	101,832	193,884	191,536
General and administrative expenses	68,574	57,657	131,180	113,068
Foreign exchange gains	(6,883)	(18,901)	(9,274)	(28,165)
Interest expense and financing costs	14,169	8,315	29,312	16,400
Total expenses	530,328	520,885	1,096,623	1,023,479
Income before income taxes	273,335	240,538	519,864	454,801
Income tax expense	12,519	7,912	22,266	17,359
Net income	260,816	232,626	497,598	437,442
Preferred shares dividends	9,226	9,226	18,430	18,857
Net income available to common shareholders	$251,590	$223,400	$479,168	$418,585

Weighted average common shares and common share equivalents:
Basic	149,027	149,765	149,727	149,541
Diluted	166,320	163,325	166,175	163,442

Earnings per common share:
Basic	$1.69	$1.49	$3.20	$2.80
Diluted	$1.51	$1.37	$2.88	$2.56

Cash dividends declared per common share	$0.165	$0.15	$0.33	$0.30

See accompanying notes to the consoldiated financial statements.

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the three months ended June 30, 2007 and 2006

	2007			2006
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$612,671	$346,707	$959,378	$629,605	$365,775	$995,380
Net premiums written	406,885	348,457	755,342	455,026	365,706	820,732
Net premiums earned	298,245	395,696	693,941	323,571	355,528	679,099
Other insurance related income	360	333	693	438	—	438
Net losses and loss expenses	(133,568)	(225,155)	(358,723)	(147,785)	(224,197)	(371,982)
Acquisition costs	(27,442)	(68,303)	(95,745)	(38,754)	(63,078)	(101,832)
General and administrative expenses	(39,167)	(15,223)	(54,390)	(34,873)	(11,501)	(46,374)
Underwriting income	$98,428	$87,348	185,776	$102,597	$56,752	159,349

Corporate expenses			(14,184)			(11,283)
Net investment income			113,685			91,663
Net realized investment gains			(4,656)			(9,777)
Foreign exchange gains			6,883			18,901
Interest expense			(14,169)			(8,315)
Income before income taxes			$273,335			$240,538

Net loss and loss expense ratio	44.8%	56.9%	51.7%	45.7%	63.1%	54.8%
Acquisition cost ratio	9.2%	17.3%	13.8%	12.0%	17.7%	15.0%
General and administrative expense ratio	13.1%	3.8%	9.9%	10.8%	3.2%	8.5%
Combined ratio	67.1%	78.0%	75.4%	68.5%	84.0%	78.3%

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2007 and 2006

	2007			2006
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$1,049,159	$1,212,842	$2,262,001	$1,066,655	$1,093,465	$2,160,120
Net premiums written	688,931	1,205,769	1,894,700	730,176	1,082,884	1,813,060
Net premiums earned	613,177	766,068	1,379,245	646,284	666,409	1,312,693
Other insurance related income	1,127	1,506	2,633	1,062	—	1,062
Net losses and loss expenses	(319,520)	(432,001)	(751,521)	(303,955)	(426,685)	(730,640)
Acquisition costs	(62,791)	(131,093)	(193,884)	(76,210)	(115,326)	(191,536)
General and administrative expenses	(74,690)	(29,966)	(104,656)	(67,928)	(22,215)	(90,143)
Underwriting income	$157,303	$174,514	331,817	$199,253	$102,183	301,436

Corporate expenses			(26,524)			(22,925)
Net investment income			238,965			185,231
Net realized investment gains			(4,356)			(20,706)
Foreign exchange gains			9,274			28,165
Interest expense			(29,312)			(16,400)
Income before income taxes			$519,864			$454,801

Net loss and loss expense ratio	52.1%	56.4%	54.5%	47.0%	64.0%	55.7%
Acquisition cost ratio	10.2%	17.1%	14.1%	11.8%	17.3%	14.6%
General and administrative expense ratio	12.2%	3.9%	9.5%	10.5%	3.3%	8.6%
Combined ratio	74.5%	77.4%	78.1%	69.3%	84.6%	78.9%

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws.  Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters.  These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12) general economic conditions and (13) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, we have presented the following non-GAAP financial measures:

1.               Operating income. This represents net income available to common shareholders, before the after tax impact of net realized gains and losses on investments;

2.               Operating income, excluding the after tax impact of foreign exchange gains/losses; and

3.               Diluted book value per common share using the “if-converted” method.

We have included the first and second measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions.  As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers.

We have included the third measure because it takes into account the effect of the full conversion of our outstanding stock options, warrants, restricted stock and phantom stock units.  As we have no present plans to reacquire such dilutive securities, the calculation assumes the retention of all proceeds upon exercise and the resulting issuance of common shares to remain outstanding.  Because we had dilutive common shares outstanding in each of the periods presented, we believe diluted book value per share provides useful information for investors to measure shareholder returns.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

OPERATING INCOME AND OPERATING INCOME EXCLUDING

FOREIGN EXCHANGE GAINS, NET OF TAX

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006

Net income available to common shareholders	$251,590	$223,400	$479,168	$418,585

Adjustment for net realized investment losses	4,656	9,777	4,356	20,706
Adjustment for associated tax impact	(419)	(929)	(559)	(1,872)
Operating income	255,827	232,248	482,965	437,419

Adjustment for foreign exchange gains	(6,883)	(18,901)	(9,274)	(28,165)
Adjustment for associated tax impact	511	890	677	1,183
Operating income excluding foreign exchange gains, net of tax	$249,455	$214,237	$474,368	$410,437

Net income per share - diluted	$1.51	$1.37	$2.88	$2.56
Adjustment for net realized investment losses	0.03	0.06	0.03	0.13
Adjustment for associated tax impact	—	(0.01)	—	(0.01)
Operating income per share - diluted	$1.54	$1.42	$2.91	$2.68

Adjustment for foreign exchange gains	(0.04)	(0.12)	(0.06)	(0.17)
Adjustment for associated tax impact	—	0.01	—	0.01
Operating income excluding foreign exchange gains, net of tax	$1.50	$1.31	$2.85	$2.52

Weighted average common shares and common share equivalents - diluted	166,320	163,325	166,175	163,442

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

JUNE 30, 2007 AND DECEMBER 31, 2006

(in thousands, except share and per share amounts)

	2007	2006

Common shareholders’ equity	$4,193,882	$3,912,647

Common shares outstanding	147,924	149,982

Book value per common share	$28.35	$26.09

Diluted book value on an “if converted basis”:
Common shareholders’ equity	$4,193,882	$3,912,647
add in:
proceeds on exercise of options	90,012	96,485
proceeds on exercise of warrants	244,275	244,363

Adjusted shareholders’ equity	$4,528,169	$4,253,495

Common shares outstanding	147,924	149,982
add in:
vested phantom stock units	53	46
vesting of restricted stock	3,328	2,229
exercise of options	4,855	5,147
exercise of warrants	19,651	19,644
Diluted common shares outstanding	175,811	177,048

Diluted book value per common share	$25.76	$24.02